LPL Financial

LPL FINANCIAL
ATTN: ALTERNATIVE INVESTMENTS
1055 LPL WAY
FORT MILL, SC 29715

FS GLOBAL OPPORTUNITIES FUND-T

Information enclosed regarding your investment

E37806-TBD

Dear Account Holder(s):

We are required to forward you the enclosed information regarding the security shown above in which you are a holder. If you have any questions pertaining to this notice, please contact your Financial Advisor.

E37807-TBD

FS GLOBAL OPPORTUNITIES FUND-T
THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER.
IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME,
KINDLY DISREGARD THIS NOTICE.

No action is required of you at this time. We have sent this letter to you only to announce the quarterly repurchase offer (the “Offer”) by FS Global Credit Opportunities Fund-T (the “Company”). The purpose of this Offer is to provide liquidity to holders of the Company’s common shares of beneficial interest (“Shares”), for which there is otherwise no public market, by offering to repurchase some or all of their Shares at a price equal to the net asset value per Share (“NAV per Share”) as of March 30, 2018 (the “Purchase Price”), minus any applicable contingent deferred sales charge (as described in Section 1 of the Offer to Purchase). As an example of the Purchase Price, the NAV per Share on January 31, 2018, the most recent date on which Shares were issued pursuant to the Company’s distribution reinvestment plan, was $7.65 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer period will begin on or before February 27, 2018 and end at 4:00 P.M., Eastern Time, on March 28, 2018. Subject to the limitations contained in the Offer to Purchase, which is available at www.shareholder.broadridge.com/FSInvestments or by mail as noted below, all properly completed and duly executed letters of transmittal received by the Company will be processed on or about April 2, 2018.

IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES PURSUANT TO THE OFFER, PLEASE DISREGARD THIS NOTICE. The Company will contact you again next quarter and each quarter thereafter to notify you if the Company intends to offer to repurchase a portion of its issued and outstanding Shares. If you would like to tender a portion or all of your Shares for repurchase at the Purchase Price, please follow the instructions below. Please see the Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that the Company is only offering to repurchase up to the lesser of (i) 1,027,779 Shares (which number represents 5% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2017), and (ii) the greater of (x) the number of Shares that the Company can repurchase with the aggregate proceeds it has received from the sale of Shares under its distribution reinvestment plan during the twelve-month period ending on the expiration of the Offer (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that the Company can repurchase with the proceeds it receives from the sale of Shares under its distribution reinvestment plan during the three-month period ending on the expiration of the Offer.

All requests to tender Shares must be received in good order by the Company by 4:00 P.M., Eastern Time, on March 28, 2018.

TO PARTICIPATE BY:
Internet: visit www.shareholder.broadridge.com/FSInvestments to enter the Control number noted above along with the primary account holder’s PIN (last 4 numbers of Social Security or Tax ID), and click the Submit button. Once one selects the number of Shares, one will be directed to "Print, Sign and Mail" the Letter of Transmittal. Please complete the LPL AI-10 Form and submit both the Letter of Transmittal and LPL AI-10 forms to LPL for review and processing.

Mail: call 877-628-8575 to request a copy of the repurchase offer documents

Please use this mailing address when submitting forms to LPL: LPL Financial, Attn: Alternative Investments, 1055 LPL Way, Fort Mill, SC 29715.

If you have any questions, please call your Financial Advisor.

Sincerely,
Michael C. Forman
President and Chief Executive Officer
FS GLOBAL OPPORTUNITIES FUND-T